VIA HAND DELIVERY OR E-MAIL

[EMPLOYEE NAME]
1776 Lincoln Street
13th Floor
Denver, CO 80203
[Employee e-mail address]

Re:    Retention Bonus Agreement

Dear [Name]:

We are very pleased to present you with the following retention bonus agreement (this “Agreement”) which establishes a new aspect of your compensation with Glowpoint, Inc. (the “Company”). Please review this Agreement carefully, and, if you agree with its terms and conditions, execute this Agreement on the last page where indicated and return it to my attention.

AGREEMENT

1.    RETENTION BONUSES: You shall be entitled to earn retention bonuses (each a “Retention Bonus”) in the amounts set forth below provided you remain in the continuous employment of the Company from the date hereof through the relevant vesting dates (each a “Vesting Date”) set forth below:

Vesting Date	Stay Bonus
November 4, 2016	[Amount 1]
November 30, 2016	[Amount 2]
December 30, 2016	[Amount 3]
January 31, 2017	[Amount 4]
March 31, 2017	[Amount 5]
June 30, 2017	[Amount 6]
September 29, 2017	[Amount 7]
December 29, 2017	[Amount 8]

In the event of a Change in Control (as defined in the Glowpoint, Inc. 2014 Equity Incentive Plan) during your continuous employment and prior to the last Vesting Date set forth above, you shall immediately earn all remaining Retention Bonuses. Each Retention Bonus that you earn, if any, shall be payable in cash as soon as reasonably practicable (but in no event more than 20 days) following the date on which such Retention Bonus is earned (i.e. the Vesting Date for such Retention Bonus, or an earlier Change in Control, if applicable), and shall be subject to all required federal, state, and local tax withholdings. If your employment with the Company is terminated for any reason, you will fail to earn and shall have no entitlement to any Retention Bonus that has not yet been earned as of the date of termination.

2.    NO EMPLOYMENT CONTRACT: Nothing contained herein shall be deemed to create a contract of employment between you and the Company, and both you and the Company are free to terminate your employment at will, subject to the terms of any separate employment agreement that you may have with the Company.

3.    GOVERNING LAW: The provisions of this Agreement shall be construed in accordance with, and governed by, the laws of the State of Colorado without regard to principles of conflict of laws.

4.    409A SAVINGS CLAUSE: The parties intend that all Retention Bonuses payable under this Agreement shall be “short-term deferrals” that are exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended, and the provisions of this Agreement shall be construed and administered in accordance with such intent.

Please execute this Agreement by signing and dating below.

Very Truly Yours,

GLOWPOINT, INC.

By: ________________________________
Name:______________________________
Title:_______________________________
Date:_______________________________

AGREED AND ACCEPTED

___________________________
[Employee Name]

Date: ______________________